Lake Victoria Announces New Board Member

VANCOUVER, BRITISH COLUMBIA – May 1, 2012 (LVCA:OTCBB) – Lake Victoria Mining Company, Inc. ("Lake Victoria" or the “Company”) is pleased to report that Mr. Lorne B. Anderson has joined the Board Of Directors of the Company.

Mr. Anderson is a Chartered Accountant with over 45 years of experience since his designation and has been an Independent Financial consultant to the minerals industry since 1998. He has served as a director of Tahoe Resources Inc. since June 2010 to date and as the Director of Skyline Gold Corporation from June 2006 to date and CFO from December 2008 to date. He was the CFO of Tyhee Gold Corp from May 2005 until January 2012 and was the CFO and Treasurer of Glamis Gold Ltd. from 1988 to 1998. Mr. Anderson has more than 20 years experience in the mining industry, during which time he has been involved with administration, equity and bank financings, and investor relation programs.

David Kalenuik, President and CEO of Lake Victoria stated; "We are very pleased to announce the appointment of Lorne Anderson to our board. Mr. Anderson brings a wealth of experience and company management knowledge to the board as an independent Director. His competence and efficiency in the public company arena strengthens and complements our progressive efforts to build Lake Victoria into a world class gold exploration company".

The Company also announces that, pursuant to its stock option incentive plan, it has granted director incentive stock options to purchase 300,000 common shares of the company at April 27, 2012 closing price for a period of 3 years. The stock options are subject to the terms of the Company's stock option plan and his Stock Option Agreement.

About the Company

Lake Victoria Mining Company, Inc. is working to create another gold mine in the world famous Lake Victoria Greenstone Belt, Tanzania, East Africa. Tanzania is Africa's third largest gold producer, behind South Africa and Ghana, but also has reserves of uranium, nickel and coal. Gold exports alone earned it $1.46 billion in 2010, up from $1.076 billion the previous year. Lake Victoria holds nine prospective gold projects and five uranium projects within its Tanzania property portfolio. Additional information regarding the Company is available on the corporate website at: www.lakevictoriaminingcompany.com or by contacting:

Lake Victoria Mining Company, Inc.
David T. Kalenuik, President & CEO
Phone: 303-586-1390
Email: info@lvcamining.com

Disclaimer

This news release may contain forward-looking statements or information within the meaning of the United States Private Securities Litigation Reform Act of 1995 and within the meaning of Canadian provincial securities laws applicable to the Company. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information, including, without limitation, risks and uncertainties relating to obtaining financing to meet the Company's exploration programs and operating costs during its exploratory stage, the interpretation of exploration results and the estimation of mineral resources and reserves, the geology, grade and continuity of mineral deposits, the possibility that future exploration, development or mining results will not be consistent with the Company's expectations, accidents, equipment breakdowns, title matters, or other unanticipated difficulties with or interruptions in production and operations, the potential for delays in exploration or development activities or the completion of feasibility studies, the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations, currency fluctuations, regulatory restrictions, including the inability to obtain mining permits and environmental regulatory restrictions and liability, the speculative nature of mineral exploration, dilution, competition, loss of key employees, and other risks and uncertainties, including those described under "Risk Factors" in the Company's Annual Report on Form 10-K filed on July 14, 2011, which is on file with the Securities and Exchange Commission, as well as the Company's periodic filings available at www.sec.gov and with Canadian Securities Administrators at www.sedar.com. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements. Accordingly, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws.

Cautionary note to U.S. Investors -- The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this press release, such as "mineralized zones" which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosures in our annual report on Form 10-K. This press release contains information about adjacent properties on which we have no right to explore or mine. We advise U.S. investors that the SEC's mining guidelines strictly prohibit information of this type in documents filed with the SEC. U.S. Investors are cautioned that mineral deposits on adjacent properties are not indicative of mineral deposits on our properties.